As filed with the Securities and Exchange Commission on July 13, 2022.

Registration No. 333-262422

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1

to

Amendment No. 1

to

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

G MEDICAL INNOVATIONS HOLDINGS LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	3841	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

G Medical Innovations Ltd.	G Medical Innovations USA Inc.
5 Oppenheimer St.	12708 Rita Vista Cir Ste A-103
Rehovot 7670105, Israel	Austin, TX 78727
Tel: +972.544.33.8822	Tel: 800.595.2898
(Address, including zip code, and telephone number, including	(Name, address, including zip code, and telephone
area code, of registrant’s principal executive offices)	number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq.
Eric Victorson, Esq.
Sullivan & Worcester LLP
1633 Broadway
New York, NY 10019
Tel: (212) 660-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement on Form F-1 (File No. 333-262422) (the “Registration Statement”) of G Medical Innovations Holdings Ltd. (the “Company”), as amended by the U.S. Securities and Exchange Commission on February 15, 2022, is being filed: (i) to incorporate by reference the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2021; and (ii) to include an updated prospectus related to the offer of ordinary shares that were registered on the Registration Statement.

The information included in this Post-Effective Amendment amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JULY 13, 2022

Up to 1,146,789 Ordinary Shares

G Medical Innovations Holdings Ltd.

This prospectus relates to the resale, by the selling shareholder identified in this prospectus of up to 1,146,789 ordinary shares, par value $0.09 per share (the “Ordinary Shares”), as further described below under “Prospectus Summary—Recent Financing.”

The selling shareholder is identified in the table commencing on page 11.  No Ordinary Shares are being offered hereunder for sale by us. We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholder. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the selling shareholder. We will receive cash proceeds equal to the total exercise price of warrants that are exercised for cash, of approximately $1.7 million, based on an exercise price of $1.50 per share (subject to adjustments), if all warrants are exercised. See “Use of Proceeds.” The selling shareholder may sell all or a portion of the Ordinary Shares from time to time in market transactions through any market on which our Ordinary Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution.”

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “GMVD.” The last reported sale price of our Ordinary Shares on July 12, 2022 was $0.875 per share.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (“the JOBS Act”) and are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2021 (the “2021 Annual Report”), which is incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission (the “SEC”), nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2022.

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You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling shareholder have authorized anyone to provide you with different information. Neither we nor the selling shareholder are offering to sell the Ordinary Shares, nor we are seeking offers to buy the Ordinary Shares, in any jurisdictions where offers and sales are not permitted. The information contained in this prospectus and in the documents incorporated by reference into this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Ordinary Shares.

For investors outside of the United States: Neither we nor the selling shareholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our,” the “Company” and “G Medical Innovations Holdings” refer to G Medical Innovations Holdings Ltd., a Cayman Islands exempted company, and its subsidiaries: G Medical Innovations Ltd., an Israeli corporation, G Medical Innovations USA Inc., a Delaware corporation, G Medical Innovations MK Ltd., a Macedonian corporation, G Medical Innovations Asia Limited, a Hong Kong corporation, G Medical Diagnostic Services, Inc. , a Texas corporation, Telerhythmics, LLC , a company formed under the laws of the state of Tennessee, G Medical Tests and Services, Inc., a Delaware corporation, G Medical Lab Services, Inc. a Delaware corporation, G Medical Innovations UK Ltd., a UK corporation, all of which are wholly-owned subsidiaries and Guangzhou Yimei Innovative Medical Science and Technology Co., Ltd. (“G Medical China”), the 70%-owned subsidiary of G Medical Innovations Asia Limited.

Our reporting currency and functional currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “dollars” or “$” mean U.S. dollars, and references to “A$” are to Australian dollars. Unless derived from our consolidated financial statements or otherwise indicated, U.S. dollar translations of A$ amounts presented in this prospectus are translated using the rate of A$0.6789 to $1.00, based on the exchange rates certified for customs purposes by the Federal Reserve Bank of New York on July 1, 2022.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

We report under International Financial Reporting Standards, as issued by the International Accounting Standards Board (the “IASB”). None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States.

On October 29, 2020, our shareholders approved, at an extraordinary general shareholders meeting, a one-for-18 consolidation (the “October 2020 Reverse Stock Split”) of our Ordinary Shares pursuant to which holders of our Ordinary Shares received one Ordinary Share for every 18 Ordinary Shares held. Unless the context expressly dictates otherwise, all references to share and per share amounts referred to herein reflect the reverse stock split.

In addition, on March 25, 2021, our shareholders approved, at an extraordinary general shareholders meeting, a one-for- five consolidation (the “March 2021 Reverse Stock Split”) of our Ordinary Shares pursuant to which holders of our Ordinary Shares received one Ordinary Share for every five Ordinary Shares held. Unless the context expressly dictates otherwise, all references to share and per share amounts referred to herein reflect the reverse stock split.

ii

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the selling shareholder identified in this prospectus may offer from time to time up to 1,146,789 Ordinary Shares, par value $0.09 per share. If necessary, the specific manner in which the Ordinary Shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Ordinary Shares. Before you decide to invest in our Ordinary Shares, you should read the entire prospectus carefully, including the “Risk Factors” section, and the financial statements and related notes thereto and the other information incorporated by reference herein.

Our Company

We are an early commercial stage healthcare company engaged in the development of next generation mobile health and telemedicine solutions and monitoring service platforms. We believe we are at the forefront of the digital health revolution in developing the next generation mobile technologies and services that are designed to empower consumers, patients and providers to better monitor, manage and improve clinical and personal health outcomes, especially for those who suffer from cardiovascular disease, pulmonary disease and diabetes.

Using our proprietary suite of devices, software solutions, algorithms and monitoring services, we intend to drive recurring revenue streams in two vertical markets, with a focus on markets in the United States and China as well as other markets: B2B: professional healthcare markets (including hospitals, clinics and senior care facilities); and B2B2C and B2C: consumer healthcare markets.

G Medical Tests and Services, Inc. currently operates five locations performing point-of-care tests in communities surrounding the Los Angeles area including Pico Rivera, Compton, Bellflower, and Newhall with another operating in Northern California in the City of Stockton. We plan to offer Same-Day Rapid PCR results for a fee to the patient.

Our management team is led by individuals with over 30 years of combined experience in developing mobile embedded medical sensors, and with over 48 medical devices approved by the U.S. Food and Drug Administration (the “U.S. FDA”), including devices approved when the members of our management team were employed at other companies. Our management has proven their ability to execute our go-to-market strategy as described below, with over 25 years of medical device development and commercialization experience in the United States, China, parts of Europe, Australia, South Africa, Japan, the Asia Pacific region and Brazil.

Recent Financing

April 2022 Private Placement

In April 2022, we completed a series of private placements (the “April 2022 Private Placements”), as follows: On April 18, 2022, the Company entered into a definitive securities purchase agreement with an institutional investor for the issuance, in a private placement, of an aggregate of 5,000,000 Ordinary Shares and Ordinary Warrants to purchase up to an aggregate of 6,250,000 Ordinary Shares, at a purchase price of $1.50 per Ordinary Share (the “April 2022 Pre-Funded Warrant”) and associated warrant (the “April 2022 Offering”). The Ordinary Warrants have an exercise price of $1.50 per share and are immediately exercisable upon issuance with a term of five (5) years. The April 2022 Pre-Funded Warrants and the associated Ordinary Warrant were sold at a price of $1.50 each, including the April 2022 Pre-Funded Warrant exercise price of $0.0001 per Ordinary Share. The April 2022 Pre-Funded Warrants are exercisable at any time after the date of issuance upon payment of the exercise price. The April 2022 Pre-Funded Warrants were exercised to Ordinary Shares on June 17, 2022.

The sale of securities pursuant to the Armistice Purchase Agreement resulted in gross proceeds to the Company of approximately $7.5 million. The closing of the sale occurred on April 20, 2022.

We also entered into an agreement with A.G.P./Alliance Global Partners, as sole placement agent (the “Placement Agent”), dated April 18, 2022, for the April 2022 Private Placements. We paid the Placement Agent a cash placement fee equal to 7% of the gross proceeds received in the offering. In addition, we issued the Placement Agent warrants (the “April Placement Agent Warrants”), to purchase 250,000 Ordinary Shares, or 5% of the Ordinary Shares and Ordinary Shares issuable upon exercise of the Pre-Funded Warrants issued pursuant to the Armistice Purchase Agreement. The April Placement Agent Warrants will be exercisable six months after their issuance, will be exercisable for five years from their initial exercisability and will have an exercise price of $1.50 per share.

As a result of the Armistice Purchase Agreement, on April 20, 2022, Lind Global Fund II LP an investment fund managed by The Lind Partners, a New York based institutional fund manager (“Lind Global”) exercised its right of participation, and we entered into a definitive securities purchase agreement (the “Lind Purchase Agreement”), with Lind Global for the issuance, in a private placement, of an aggregate of 333,334 Ordinary Shares and ordinary warrants, (and together with the Armistice Ordinary Warrants, “the Ordinary Warrants”) to purchase up to an aggregate of 416,668 Ordinary Shares, at a purchase price of $1.50 per Ordinary Share and associated warrants, for gross proceeds of approximately $500,000.

The terms of the Lind Purchase Agreement are substantially similar to the terms of the Armistice Purchase Agreement and the terms of the Ordinary Warrants issued pursuant to the Lind Purchase Agreement are substantially similar to the terms of the warrants issued pursuant to the Armistice Purchase Agreement.

January 2022 Private Placements

In January and February 2022, we completed a series of private placements (the “January 2022 Private Placements”), as follows: On January 30, 2022, we entered into a definitive securities purchase agreement (the “Armistice Purchase Agreement”) with Armistice Capital Master Fund Ltd. for the issuance, in a private placement, of an aggregate of 1,600,000 Ordinary Shares, pre-funded warrants to purchase 800,000 Ordinary Shares (the “January 2022 Pre-Funded Warrants”), and warrants to purchase 2,400,000 Ordinary Shares (the “Armistice Ordinary Warrants”).

The Armistice Ordinary Warrants have an exercise price of $1.50 per share and have a term of five years. The January 2022 Pre-Funded Warrants and the associated Armistice Ordinary Warrant were sold at a price of $1.50 each, including the January 2022 Pre-Funded Warrant exercise price of $0.0001 per Ordinary Share, if applicable. The January 2022 Pre-Funded Warrants will be exercisable at any time upon payment of the exercise price. On April 18, 2022, an amendment was signed to reduce the purchase price per Ordinary Share of the Armistice Ordinary Warrants to $1.50.

The sale of securities pursuant to the Armistice Purchase Agreement resulted in gross proceeds to the Company of approximately $12 million. The closing of the sale occurred on February 2, 2022.

We also entered into an agreement with A.G.P./Alliance Global Partners, as sole placement agent, dated January 30, 2020, for the January 2022 Private Placements. We paid the Placement Agent a cash placement fee equal to 7% of the gross proceeds received in the offering. In addition, we issued the Placement Agent warrants (the “January Placement Agent Warrants”) to purchase 120,000 Ordinary Shares, or 5% of the Ordinary Shares (or Pre-Funded Warrant equivalents) issued pursuant to the Armistice Purchase Agreement. The January Placement Agent Warrants will be exercisable six (6) months after their issuance, will be exercisable for five (5) years from their initial exercisability and will have an exercise price of $1.50 per share.

As a result of the Armistice Purchase Agreement, on February 1, 2022, Lind Global Fund II LP an investment fund managed by The Lind Partners, a New York based institutional fund manager (together, Lind Global) exercised its right of participation, and we entered into a definitive securities purchase agreement with Lind Global for the issuance, in a private placement, of an aggregate of 20,000 Ordinary Shares and ordinary warrants (together with the Armistice Ordinary Warrants, “the January Ordinary Warrants”) to purchase up to an aggregate of 20,000 Ordinary Shares, at a purchase price of $5.00 per Ordinary Share and associated warrant. On April 20, 2022, an amendment was signed to reduce the purchase price per Ordinary Share of the January Ordinary Warrants to $1.50.

December 2021 Private Placement

On December 15, 2021, we entered into a securities purchase agreement relating to the purchase and sale of a senior convertible note (the “December 2021 Note”) for gross proceeds of US$5,000,000 (the “Lind Purchase Agreement”) with Lind Global. Proceeds were intended to be used for general working capital purposes and for the repayment of a certain convertible debenture in the principal amount of $500,000, as well as to pay certain fees and costs associated with the transaction.

The Lind Purchase Agreement provides for, among other things, the issuance of the December 2021 Note with a US$5,800,000 face value, with a 24-month maturity, 0% annual interest rate, and a fixed conversion price of $1.50 per share (the “Conversion Price”) of our Ordinary Shares. We are required to make principal payments in 20 equal monthly installments commencing 120 days after funding (the “Repayment”). At our discretion, the Repayments can be made in: (i) cash; (ii) Ordinary Shares (after Ordinary Shares are registered) (the “Repayment Shares”); or a combination of both. Repayment Shares will be priced at 90% of the average of the five lowest daily VWAPs during the 20 trading days before the issuance of the Common Shares (the “Repayment Price”). We have the right to buy-back the outstanding face value of the December 2021 Note at any time with no penalty (the “Buy-Back Right”). Should we exercise our Buy-Back Right, Lind will have the option to convert up to 25% of the face value of the December 2021 Note at the lesser of the Conversion Price or Repayment Price. Additionally, the December 2021 Note ranks senior to other of our debt. Further, the Lind Purchase Agreement provides that Lind will also receive warrants to purchase up to 1,146,789 Ordinary Shares of the Company (the “December 2021 Warrants”). The December 2021 Warrants may be exercisable with cash payment for 60 months with an exercise price of US$1.50 per Ordinary Share and may be exercised on a cashless basis in the event that a registration statement covering the resale of the underlying Ordinary Shares is not effective. Both the December 2021 Note and the December 2021 Warrants contain certain anti-dilution protection in certain circumstances.

In addition, at any time prior to December 1, 2022, subject to the mutual agreement of us and Lind, the parties may carry out a second closing for an additional $5,000,000 (the “Second Funding Amount”) in consideration of which we shall issue to Lind (i) a convertible promissory note (the “Second Note”) in the principal amount of $5,800,000; and (ii) a warrant (the “Second Warrant”) to purchase an amount of Ordinary Shares equal to the Second Funding Amount divided by the average of the ten (10) daily VWAPs immediately prior to the second closing date, multiplied by fifty percent. The Second Note and the Second Warrant would be in substantially the same form as the December 2021 Note and the December 2021 Warrants.

Following the January 2022 Private Placements, we repaid $2,541,000 to Lind, representing $2,420,000 of the face value of the December 2021 Note, pursuant to Section 5.7 of the Lind Purchase Agreement, which required us to repay 20% of the gross proceeds received by us from the transaction contemplated by the Armistice Purchase Agreement, plus a 5% premium.

Following the April 2022 Private Placements, we repaid $3,380,000 to Lind Global as repayment in full of the December 2021 Note issued pursuant the Lind Purchase Agreement.

Share Repurchase Program

On May 17,2022, subject to a 10b-18 Stock Repurchase Agreement dated May 19, 2022, our board of directors authorized the repurchase of up to $1.0 million of the Company’s Ordinary Shares (the “Repurchase Program”). We may repurchase all or a portion of our authorized repurchase amount. The Repurchase Plan does not obligate us to repurchase any specific number of the Ordinary Shares and the Repurchase Program may be suspended or terminated at any time at our management’s discretion. Pursuant to the Repurchase Program, as of July 13, 2022, we have repurchased 199,471 shares for approximately $121 thousand.

Corporate Information

We are a company incorporated and registered in the Cayman Islands and were incorporated in 2014. Our Cayman Islands address is P.O. Box 10008, Willow House, Cricket Square Grand Cayman, KY1-1001, Cayman Islands and our principal executive offices are located at 5 Oppenheimer St. Rehovot 7670105, Israel. Our telephone number in the United States is +1.800.595.2898. Our website address is https://gmedinnovations.com/. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING

This prospectus relates to the resale by the selling shareholder identified in this prospectus of up to 1,146,789 Ordinary Shares, including Ordinary Shares issuable upon the exercise of the December 2021 Warrants. All of the Ordinary Shares, when sold, will be sold by the selling shareholder. The selling shareholder may sell its Ordinary Shares from time to time at prevailing market prices. We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholder.

Ordinary Shares currently issued and outstanding	24,187,209 (which does not assumes the exercise in full of the Ordinary Warrants).

Ordinary Shares offered by the selling shareholder	Up to 1,146,789 Ordinary Shares.

Use of proceeds

We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholder. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the selling shareholder. However, we will receive cash proceeds equal to the total exercise price of warrants that are exercised for cash, of approximately $1.72 million based on an exercise price of $1.50 per Ordinary Share (subject to adjustments), if all warrants are exercised. See the section of this prospectus titled “Use of Proceeds.”

Risk factors

Investing in our Ordinary Shares involves a high degree of risk.  You should read the “Risk Factors” section starting on page 5 of this prospectus and “Item 3. - Key Information – D. Risk Factors” in our 2021 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in the Ordinary Shares.

Nasdaq Capital Market symbol:	Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “GMVD.”

The number of the Ordinary Shares to be issued and outstanding immediately after this offering as shown above is based on 24,187,209 Ordinary Shares issued and outstanding as of the date of this prospectus. This number excludes:

●	1,146,789 Ordinary Shares issuable upon the exercise of the Ordinary Warrants;

●	15,117,294 Ordinary Shares issuable upon the exercise of warrants outstanding as of such date, at exercise prices ranging from $1.24 to $23.85;

●	3,450,000 Ordinary Shares issuable upon the exercise of tradable warrants outstanding as of such date, at an exercise price of $6.25, which were issued as part of the units in our initial public offering;

●	4,759,071 Ordinary Shares issuable upon the exercise of options to directors, employees and consultants under our Global Equity Plan (the “Global Plan”), outstanding as of such date, at a weighted average exercise price of $1.67, of which 9,071 were vested as of such date;

●	983,841 Ordinary Shares reserved for future issuance under our Global Plan; and

●	4,104,443 Ordinary Shares issuable pursuant to performance rights.

●	150,000 Ordinary Shares issuable pursuant to the Debenture (as defined below).

Unless otherwise indicated, all information in this prospectus assumes or gives effect to:

●	the exercise in full of the Pre-Funded Warrants;

●	the October 2020 Reverse Stock Split; and

●	the March 2021 Reverse Stock Split.

See “Description of Share Capital and Governing Documents” for additional information.

RISK FACTORS

An investment in the Ordinary Shares involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. You should consider carefully the risk factors described below and the risks described under the caption “Item 3. Key Information - D. Risk Factors” in our 2021 Annual Report, which is incorporated by reference in this prospectus, before deciding whether to invest in the Ordinary Shares. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of these risks actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of the Ordinary Shares to decline, and you may lose all or part of your investment.

 Risks Related to Our Business

We have recently invested significant capital in our new COVID-19 related services, including the purchase of COVID-19 testing kits, however, the future of COVID-19 related services is uncertain.

In December 2021 we launched our COVID-19 testing business, which entailed a significant investment of capital, including, among others, to establish a number of testing facilities and laboratories throughout the state of California and the purchase of COVID-19 testing kits. The level of demand for COVID-19 testing has varied depending on, among other things, changes in the number of reported cases of COVID-19, discoveries of new variants or subvariants of the virus, different COVID-19 mitigation efforts and policies adopted by various governments or businesses, all of which are subject to change and beyond our control. Moreover, the future of COVID-19 related services may be dependent on changes to laws and regulations governing healthcare service providers, including measures to control costs, or reductions in reimbursement levels from government payors or insurance companies. While we believe that there will continue to be a market for COVID-19 testing in the near future, the future outcome and circumstances of the COVID-19 pandemic continues to rapidly evolve and remains uncertain, and there can be no assurance that there will be a continued market for COVID-19 testing, the absence or reduction of which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to an Investment in Our Securities and this Offering

Our management will have immediate and broad discretion over the use of the net proceeds from this offering and may not use them effectively.

We currently intend to use the net proceeds from the exercise of the Ordinary Warrants for general working capital purposes. See “Use of Proceeds.” However, our management will have broad discretion in the application of any such net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate the net proceeds from the exercise of the Ordinary Warrants. The failure by our management to apply these funds effectively could have a material adverse effect on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from the exercise of the Ordinary Warrants in a manner that does not produce income. The decisions made by our management may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” and elsewhere in this prospectus, including in our 2021 Annual Report incorporated by reference herein, and other information included or incorporated by reference in this prospectus constitute, “forward-looking statements”. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” “intends” or “continue,” or the negative of these terms or other comparable terminology.

Forward-looking statements include, but are not limited to, statements about:

●	our expectation regarding the sufficiency of our existing cash and cash equivalents to fund our current operations;

●	our ability and plans to manufacture, market and sell our products and services, including those related to our new COVID-19 testing business;

●	the commercial launch and future sales of our existing products or services or any other future potential product candidates or services;

●	planned pilot programs with healthcare providers for our products;

●	our plan to further expand by targeting healthcare providers who can benefit from our comprehensive service offerings;

●	our intention to drive multiple recurring revenue streams, across consumer and professional healthcare verticals and in geographical territories;

●	our expectations regarding future growth;

●	our planned level of capital expenditures;

●	our plans to continue to invest in research and development to develop technology for both existing and new products;

●	our anticipation that we will penetrate a higher number of distribution channels and markets with a relatively low overhead;

●	our anticipation that the monitoring services will continue to grow thereby increasing monthly recurring revenues payable to us;

●	anticipated actions of the U.S. FDA, state regulators, if any, or other similar foreign regulatory agencies, including approval to conduct clinical trials, the timing and scope of those trials and the prospects for regulatory approval or clearance of, or other regulatory action with respect to our products or services;

●	our ability to launch and penetrate markets in new locations, including taking steps to expand our activities;

●	our ability to retain key executive members;

●	our ability to internally develop new inventions and intellectual property;

●	interpretations of current laws and the passages of future laws;

●	acceptance of our business model by investors;

●	our expectations regarding the use of proceeds from this offering; and

●	those factors referred to in “Item 3. Key Information – D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects” as well as other factors in our 2021 Annual Report.

These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors” and elsewhere in this prospectus. You should not rely upon forward-looking statements as predictions of future events.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholder. All net proceeds from the sale of the Ordinary Shares will go to the selling shareholder.

We may receive proceeds from the exercise of the December 2021 Warrants to the extent that the December 2021 Warrants are exercised for cash. The December 2021 Warrants may, however, be exercisable on a cashless basis under certain circumstances. If the entire December 2021 Warrants were exercised for cash in full, the proceeds would be approximately $1.72 million based on an exercise price of $1.50 per Ordinary Share (subject to adjustments), if all warrants are exercised. We intend to use the net proceeds of such warrant exercise, if any, for general working capital purposes. We can make no assurances that the December 2021 Warrants will be exercised, or if exercised, that it will be exercised for cash, the quantity which will be exercised or in the period in which it will be exercised.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be made at the discretion of our board of directors and will depend on various factors, including applicable laws, our results of operations, financial condition, future prospects and any other factors deemed relevant by our board of directors.

Under the Cayman Islands Companies Law and our Amended and Restated Memorandum and Articles of Association, a Cayman Islands company may pay a dividend out of its realized or unrealized profit or share premium account, but a dividend may not be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. According to our Amended and Restated Memorandum and Articles of Association, dividends can be declared and paid out of funds lawfully available to us. Dividends may be declared and paid in cash or in kind (including paid up share capital or securities in another corporate body). Dividends, if any, would be paid in proportion to the number of Ordinary Shares a shareholder holds. Any dividend unclaimed after a period of three years from the date the dividend became due for payment shall be forfeited and shall revert to us.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2021:

●	on an actual basis;

●	on a pro forma basis to give effect to (i) the issuance of 4,650,000 performance shares to management and members of our board of directors, (ii) the issuance of 1,620,000 Ordinary Shares and pre-funded warrants to purchase 800,000 Ordinary Shares pursuant to the January 2022 Private Placements, (iii) the issuance of 54,314 Ordinary Shares to a service provider and employees, (iv) the issuance of 2,133,334 Ordinary Shares and the April 2022 Pre-Funded Warrants to purchase 3,200,000 Ordinary Shares pursuant to the April 2022 Private Placements, (v) the issuance of 2,000,000 Ordinary Shares and 2,000,0000 warrants to Dr. Yacov Geva on April 28, 2022, (vi) repayments of a convertible note to Lind Global Fund II, LP which were issued in December 2021 as if such issuances and repayments had occurred on December 31, 2021; and (vii) repurchase of 199,471 Ordinary Shares pursuant to the Repurchase Program in June 2022; and

●	on a pro forma as adjusted basis to give effect to the exercise of the Ordinary Warrants issued pursuant to the December 2021 Warrants.

You should read this table in conjunction with the sections titled “Item 5. Operating and Financial Review and Prospects” and our financial statements and related notes included in our 2021 Annual Report, incorporated by reference herein.

	As of December 31, 2021
U.S. dollars in thousands	Actual	Pro Forma	Pro Forma As Adjusted

Cash and cash equivalents	$6,034	17,423	19,143

Long term debt	5,048	341	341

Shareholders’ equity (deficit):
Share capital	1,222	2,177	2,280
Additional paid in capital	81,879	104,685	106,303
Treasury stock at cost	-	(121)	(121)
Other reserve and translation reserve	1,502	1,502	1,502
Accumulated deficit	(90,634)	(95,643)	(95,643)
Non- controlling interest	3,219	3,219	3,219
Total shareholders’ equity (deficit)	(2,812)	15,819	17,539

Total capitalization	$2,236	16,160	17,880

As of July 5, 2022, the cash position of the company was approximately $1 million.

The number of the Ordinary Shares to be issued and outstanding immediately after this offering as shown above is based on 24,187,209 Ordinary Shares issued and outstanding as of the date of this prospectus. This number excludes:

●	1,146,789 Ordinary Shares issuable upon the exercise of the Ordinary Warrants;

●	15,117,294 Ordinary Shares issuable upon the exercise of warrants outstanding as of such date, at exercise prices ranging from $1.24 to $23.85;

●	3,450,000 Ordinary Shares issuable upon the exercise of tradable warrants outstanding as of such date, at an exercise price of $6.25, which were issued as part of the units in our initial public offering;

●	4,759,071 Ordinary Shares issuable upon the exercise of options to directors, employees and consultants under our Global Plan outstanding as of such date, at a weighted average exercise price of $1.67, of which 9,071 were vested as of such date;

●	983,841 Ordinary Shares reserved for future issuance under our Global Plan; and

●	4,104,443 Ordinary Shares issuable pursuant to performance rights.

●	150,000 Ordinary Shares issuable pursuant to the Debenture.

SELLING SHAREHOLDER

The selling shareholder acquired the Ordinary Shares being registered for resale pursuant to this prospectus, pursuant to a contractual agreement, as detailed in Prospectus Summary—Recent Financing—December 2021 Private Placement” above. We have agreed to file this registration statement covering the resale of the Ordinary Shares sold in the offering. We have registered the Ordinary Shares in order to permit the selling shareholders to offer the Ordinary Shares for resale from time to time.

Other than the relationships described herein, to our knowledge, the selling shareholder is not an employee or supplier of ours or our affiliates. Within the past three years, other than the relationships described herein, the selling shareholder has not held a position as an officer or a director of ours, nor has the selling shareholder had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling shareholder, unless otherwise noted. The Ordinary Shares being offered are being registered to permit public secondary trading of such Ordinary Shares and the selling shareholder may offer all or part of the Ordinary Shares it owns for resale from time to time pursuant to this prospectus. The selling shareholder does not have any family relationships with our officers, directors or controlling shareholders.

The term “selling shareholder” also includes any transferees, pledgees, donees, or other successors in interest to the selling shareholder named in the table below. Unless otherwise indicated, to our knowledge, the person named in the table below has sole voting and investment power (subject to applicable community property laws) with respect to the Ordinary Shares set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to the named selling shareholder who are able to use this prospectus to resell the Ordinary Shares offered hereby.

The table below lists the selling shareholder and other information regarding the beneficial ownership of the Ordinary Shares held by the selling shareholder. The second column lists the number of Ordinary Shares beneficially owned by the selling shareholder, based on its ownership of Ordinary Shares as of July 13, 2022.

The third column lists the Ordinary Shares being offered by this prospectus by the selling shareholder.

In accordance with the terms of a registration rights agreement with the selling shareholder, this prospectus generally covers the resale of at least a number of Ordinary Shares issued, or underlying warrants issued, to the selling shareholder in the December 2021 Private Placement. Because the number of Ordinary Shares may be adjusted for reverse and forward share splits, share dividends, share combinations and other similar transactions, the number of Ordinary Shares that will actually be issued may be more or less than the number of Ordinary Shares being offered by this prospectus. The fourth column assumes the sale of all of the Ordinary Shares offered by the selling shareholder pursuant to this prospectus. The selling shareholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Ordinary Shares Beneficially Owned Prior to Offering(1)		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus	Ordinary Shares Owned Immediately After Sale of Maximum Number of Shares in this Offering
Lind Global Fund II LP(2)	1,603,457	(3)	1,146,789	456,668

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Ordinary Shares subject to warrants currently exercisable, or exercisable within 60 days of July 13, 2022 are counted as outstanding for computing the percentage of the selling shareholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling shareholder.

(2)	Lind Global Fund II LP, is a Delaware limited partnership. The address of Lind Global Fund II, LP is 444 Madison Ave, Floor 41, New York, NY 10022. Jeff Easton is the Managing Member of Lind Global Partners II, LLC which is the General Partner of Lind Global Fund II LP, and in such capacity has the right to vote and dispose of the securities held by such entities. Mr. Easton disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein.

(3)	Consists of (i) 20,000 Ordinary Shares; (ii) 1,146,789 Ordinary Shares issuable upon the exercise of warrants issued pursuant to the December 2021 Private Placement; (iii) 20,000 Ordinary Shares issuable upon the exercise of warrants issued in February 2022; and (iv) 416,668 Ordinary Shares issuable upon the exercise of warrants issued pursuant to the Lind Purchase Agreement.

PLAN OF DISTRIBUTION

We have registered the Ordinary Shares previously issued and Ordinary Shares underlying Warrants previously issued, to permit the resale of these Ordinary Shares by the holder of these securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholder of the Ordinary Shares.

The selling shareholder may sell all or a portion of the Ordinary Shares beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Ordinary Shares are sold through underwriters or broker-dealers, the selling shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The Ordinary Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions other than on these exchanges or systems or in the over-the-counter market;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	sales pursuant to Rule 144 under the Securities Act;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the selling shareholder effect such transactions by selling Ordinary Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholder or commissions from purchasers of the Ordinary Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

The selling shareholder may pledge or grant a security interest in some or all of the Ordinary Shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholder to include the pledgee, transferee or other successors in interest as selling shareholder under this prospectus. The selling shareholder also may transfer and donate the Ordinary Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. The selling shareholder and any broker-dealer participating in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Ordinary Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Ordinary Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states, the Ordinary Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification requirement is available and is complied with.

There can be no assurance that the selling shareholder will sell any or all of the Ordinary Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares by the selling shareholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Ordinary Shares to engage in market-making activities with respect to the shares. All of the foregoing may affect the marketability of the Ordinary Shares and the ability of any person or entity to engage in market-making activities with respect to the Ordinary Shares.

We will pay all expenses of the registration of the Ordinary Shares pursuant to the registration rights agreement, estimated to be $679,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholder against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareholder will be entitled to contribution. We may be indemnified by the selling shareholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the Ordinary Shares will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SHARE CAPITAL AND GOVERNING DOCUMENTS

General

As of the date of this prospectus, our authorized share capital consists of 2,000,000,000 Ordinary Shares, par value $0.09 per share, of which 24,187,209 shares were issued and outstanding as of such date. All of our issued and outstanding Ordinary Shares have been validly issued, fully paid and non-assessable. Our Ordinary Shares are not redeemable and are not subject to any preemptive right.

On October 29, 2020, our shareholders approved the October 2020 Reverse Stock Split of our Ordinary Shares pursuant to which holders of our Ordinary Shares received one Ordinary Share for every 18 Ordinary Shares held.

In addition, on March 25, 2021, our shareholders approved the March 2021 Reverse Stock Split of our Ordinary Shares pursuant to which holders of our Ordinary Shares received one Ordinary Share for every five Ordinary Shares held.

Ordinary Shares

In the last three years, we have issued an aggregate of 19,942,001 Ordinary Shares in several private placements, to employees, advisors, consultants, and public offerings for aggregate net proceeds of approximately $43.2 million, which amount includes the issuance of Ordinary Shares upon the conversion of options, warrants and performance rights.

Warrants and Options

In addition to Ordinary Shares, in the last three years, we have issued warrants to purchase an aggregate of 19,619,033 Ordinary Shares to advisors, consultants and investors, with exercise prices ranging from $1.24 to A$35.2 (approximately $23.85) per share, of which no warrants have been exercised, and granted options to purchase an aggregate of 4,750,000 Ordinary Shares to directors, officers, employees and service providers with exercise prices ranging from $0.65 to $3.27 per share, of which, no options have been exercised.

Performance Rights

In the last three years we have granted 5,399,998 performance rights classified into twelve classes to certain of our officers, directors, employees and service providers as incentive securities. In July 2020 and in January 2022, 5,556 Class D performance rights and 1,000,000 Class E were vested and converted into Ordinary Shares, respectively. On January 19, 2022, 289,999 performance rights were forfeited.

Share Repurchase Program

On May 17,2022, subject to a 10b-18 Stock Repurchase Agreement dated May 19, 2022 our board of directors authorized the repurchase of up to $1.0 million of the Company’s Ordinary Shares (the “Repurchase Program”). We may repurchase all or a portion of our authorized repurchase amount. The Repurchase Plan does not obligate us to repurchase any specific number of the Ordinary Shares and the Repurchase Program may be suspended or terminated at any time at our management’s discretion. Pursuant to the Repurchase Program, as of July 13, 2022, we have repurchased 199,471 shares for approximately $121 thousand.

Our Amended and Restated Memorandum and Articles of Association

The following are summaries of material provisions of our Amended and Restated Memorandum and Articles of Association and the Cayman Islands Companies Law insofar as they relate to the material terms of our share capital. This discussion does not purport to be complete and is qualified in its entirety by reference to our Amended and Restated Memorandum and Articles of Association. The form of our Amended and Restated Memorandum and Articles of Association is filed as an exhibit to this registration statement of which this prospectus forms a part.

Share Capital

Our Amended and Restated Memorandum and Articles of Association permit us to alter our share capital by way of the passing of ordinary resolution, including: (i) to increase our authorized share capital by the creation of additional authorized but unissued shares, (ii) to reduce our authorized share capital by the cancellation of authorized but unissued shares, (iii) to consolidate the shares forming our then authorized share capital into a lower number of shares of a proportionally greater par value, and (iv) to subdivide the shares forming our share capital into a larger number of shares of a proportionally lesser par value. We may by way of the passing of special resolution and by order from the Grand Court of the Cayman Islands reduce our share capital in any way, including by reducing the par value of our issued share capital, cancelling any paid-up share capital which is lost or unrepresented by available assets, and extinguishing or reducing the liability of any of our shares. See “Voting Rights and Thresholds” below.

Share Repurchase

Subject to Nasdaq Stock Market Rules, the Cayman Islands Companies Law, our Amended and Restated Memorandum and Articles of Association and any rights conferred on the holders of any Ordinary Shares or attached to any class of shares, our board of directors may cause us to repurchase or otherwise acquire shares in such manner, upon such terms and subject to such conditions as they think fit. Pursuant to the Cayman Islands Companies Law, the repurchase of any share may be paid out of our profits, out of the share premium account or out of the proceeds of a fresh issuance of shares made for the purpose of such repurchase, or, out of capital if we are able to pay our debts, if any, as they fall due in the ordinary course of our business.

Voting Rights and Thresholds

At any general meeting of our shareholders, a resolution put to the vote of the meeting must be decided on a show of hands unless a poll is demanded. On a show of hands, each shareholder present in person or represented by proxy or (in the case of a shareholder that is a non-natural person) by authorized representative shall have one vote for each share held by that shareholder.

A poll may instead be demanded:

●	before the show of hands on that resolution is taken;
●	before the result of the show of hands on that resolution is declared; or
●	immediately after the result of the show of hands on that resolution is declared.

In the event that a poll is demanded, each shareholder present in person or represented by proxy or (in the case of a shareholder that is a non-natural person) by authorized representative has one vote for each share held by that shareholder.

To be passed at a general meeting of shareholders, ordinary resolutions require the affirmative vote of a simple majority of the votes cast by such shareholders as, being entitled to do so, attend and vote at the general meeting of shareholders in person, by proxy, or (in the case of a shareholder that is a non-natural person) by authorized representative; and special resolutions require the affirmative vote of not less than two-thirds majority of the votes cast by such shareholders as, being entitled to do so, attend and vote at the general meeting in person, by proxy, or (in the case of a shareholder that is a non-natural person) by authorized representative.

Generally, all matters to be transacted at a general meeting of shareholders are passed as ordinary resolutions, save for certain matters specified under our Amended and Restated Memorandum and Articles of Association or the Cayman Islands Companies Law as requiring a special resolution such as appointing a voluntary liquidator, changing our name, amending our Amended and Restated Memorandum and Articles of Association and for other matters such as transferring treasury shares at a discount to employees or subordinate companies.

Special resolutions and ordinary resolutions may also be passed by a unanimous written resolution of all the shareholders having the right to attend and vote at the general meeting.

Dividends

Under the Cayman Islands Companies Law and our Amended and Restated Memorandum and Articles of Association, our board of directors may declare and authorize the payment of dividends and distributions out of our realized or unrealized profits, out of the share premium account (provided that we will, immediately following that dividend or distribution, be able to pay any our debts, if any, which we may have undertaken in the ordinary course of our business), or as otherwise permitted by the Cayman Islands Companies Law.

Except as provided by our Amended and Restated Memorandum and Articles of Association or the rights attached to any of our Ordinary Shares, dividends shall be declared and paid according to the amounts paid up on the nominal value of the Ordinary Shares on which the dividend is paid. Dividends may be declared and paid in cash or in kind (including paid up share capital or securities in another body corporate). Any dividend unclaimed after a period of three years from the date the dividend became due for payment shall be forfeited and shall revert to us.

Liquidation

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation applicable to any class or classes of shares, (1) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the entirety of the paid-up capital at the commencement of the winding up, the excess shall be distributed pari passu among our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to us, respectively, and (2) if we are wound up and the assets available for distribution among our shareholders as such are insufficient to repay the entirety of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by our shareholders in proportion to the par value of the shares held by them.

If we are wound up, the liquidator may, with the sanction of a special resolution, and any other sanction required by the Cayman Islands Companies Law, divide among our shareholders in specie the entirety or any part of our assets and may, for such purpose, value any assets and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also, with the sanction of an ordinary resolution, vest any part of these assets in trustees upon such trusts for the benefit of our shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Transfer of Shares

Subject to the restrictions of our Amended and Restated Memorandum and Articles of Association, certificated shares may be transferred, by an instrument of transfer in writing in any usual form or in another form approved by the board of directors or prescribed by Nasdaq, which must be executed by or on behalf of the transferor and (in the case of a transfer of a share which is not fully paid) by or on behalf of the transferee. Uncertificated shares may be transferred, without a written instrument in accordance with the rules or regulations of any electronic trading systems permitted by Nasdaq.

Our board of directors may decline to register any transfer of an uncertificated share or depositary interest (i) if the transfer is in favor of more than four persons jointly (in the case of an uncertificated share); and (ii) in any other circumstance permitted by the rules or regulations of any electronic trading systems permitted by Nasdaq in which the share is held.

If our board of directors refuses to register a transfer of a share, they shall, within two months after the date on which the transfer was delivered to us, send notice of the refusal to the transferee.

Variation of Rights of Shares

Under our Amended and Restated Memorandum and Articles, if at any time our share capital is divided into different classes of shares, all or any of the rights attached to any class of shares may be varied in such manner as those rights may provide or, if no such provision is made, either:

●	with the consent in writing of holders of not less than two-thirds of the issued shares of that class; or

●	with the sanction of a resolution passed at a separate meeting of the holders of the shares of that class by not less than a two-thirds majority of the holders of the shares of that class present and voting at such meeting (whether in person or by proxy).

For these purposes, our directors may treat two or more or all of the classes of shares as forming one class of shares if we consider that such classes of shares would be affected by the proposed variation in the same way. Rights attaching to a class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied, modified or abrogated by the creation or issue of further shares with rights that are equal to the rights of such existing class of shares, by the reduction of capital paid up on such shares or by the repurchase, redemption, surrender or conversion of any shares in accordance with the Cayman Islands Companies Law and our Amended and Restated Memorandum and Articles.

Inspection of Books and Records

Holders of shares will have no general right to inspect or obtain copies of our register of members or corporate records, except as conferred by the Cayman Islands Companies Law, by order of the court, authorized by the board of directors, or by ordinary resolution of the shareholders.

Borrowing Powers

Under our Amended and Restated Memorandum and Articles, our board of directors may exercise all of our powers to borrow money and to mortgage or charge all, or any part, of our undertaking and property and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation incurred by us or by any third-party.

Differences in Corporate Law

We are incorporated under the laws of The Cayman Islands. The Cayman Islands Companies Law is modeled after the corporate legislation of the United Kingdom but does not follow recent United Kingdom statutory enactments and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Cayman Islands Companies Law applicable to us and the laws applicable to companies incorporated in Delaware and their shareholders.

This discussion does not purport to be a complete statement of the rights of holders of our Ordinary Shares under applicable Cayman Islands law and our Amended and Restated Memorandum and Articles or the rights of holders of the common stock of a typical corporation under applicable Delaware law and a typical certificate of incorporation and bylaws.

	Delaware	Cayman Islands Companies Law / our Amended and Restated Memorandum and Articles

Dividends	The Delaware General Corporation Law (“the DGCL”), generally provides that, subject to certain restrictions, the directors of a corporation may declare and pay dividends upon the shares of its capital stock either out of the corporation’s surplus or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by issued and outstanding shares having a preference upon the distribution of assets. Further, the holders of preferred or special stock of any class or series may be entitled to receive dividends at such rates, on such conditions and at such times as stated in the certificate of incorporation.	Under the Cayman Islands Companies Law, dividends may (subject to anything to the contrary in a company’s articles of association) be declared and paid to shareholders out of (a) “profits” (which is not defined by the Cayman Islands law, but under applicable common law may include both retained earnings and realized and unrealized gains) and (b) “share premium” (which represents the excess of the aggregate price paid to the us for our total issued share capital over the aggregate par or nominal value of our total issued share capital). Under the Cayman Islands Companies Law, distributions out of “share premium” may only be made if, immediately following the date on which the dividend is proposed to be paid, we are able to pay our debts, if any, as they fall due in the ordinary course of our business (the “statutory solvency test”).

	Delaware	Cayman Islands Companies Law / our Amended and Restated Memorandum and Articles
Repurchases and redemptions of shares	A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

Under the Cayman Islands Companies Law, shares may be redeemed or repurchased out of (a) profits, (b) share premium (subject to the statutory solvency test), (c) the proceeds of a fresh issuance of shares made for that purpose, or (d) capital, provided that payments out of capital are subject to the statutory solvency test and must be specifically authorized by a company’s articles of association.

Ordinary Shares are not redeemable, but under our Amended and Restated Memorandum and Articles of Association, our board of directors may determine to repurchase shares on such terms as the board of directors determines. The repurchase of any share may be paid out of our profits, out of the share premium account or out of the proceeds of a fresh issuance of shares made for the purpose of such repurchase, or out of capital if we are able to, immediately following such repurchase, pay our debts, if any, as they fall due in the ordinary course of our business. No shareholder approval is required under the Cayman Islands Companies Law or our Amended and Restated Memorandum and Articles of Association for any repurchases.

Shares that have been repurchased or redeemed may either be cancelled or held by a company as treasury shares. Shares held in treasury shall not have voting rights or dividend rights, and may be sold or otherwise transferred on such terms and conditions as our board of directors determine.

	Delaware	Cayman Islands Companies Law / our Amended and Restated Memorandum and Articles
General meetings of shareholders	Under the DGCL, a corporation must hold an annual meeting of stockholders in a place designated by the certificate of incorporation or bylaws, whether inside or outside of Delaware, or, if not so designated, as determined by the board of directors and on a date and at a time designated in the bylaws, except as otherwise provided by law. Written notice of every meeting of stockholders must be given to each stockholder of record not less than ten or more than 60 days before the date of the meeting.

As an exempted company, we are not required under the Cayman Islands Companies Law to hold annual general meetings, but our Amended and Restated Memorandum and Articles of Association, provide that we shall in each calendar year hold an annual general meeting, and that the maximum period between annual general meetings shall not exceed 15 months. General meetings may be held at such place within or outside the Cayman Islands as our board of directors shall consider appropriate.

Annual general meetings of shareholders may be held at such place as the board of directors determines, whether within or outside the Cayman Islands.

The Cayman Islands Companies Law provides shareholders with only limited rights to requisition a general meeting. However, these rights may be provided in a company’s articles of association. Our Amended and Restated Memorandum and Articles of Association provide that, subject to certain procedure prescribed therein being satisfied, shareholders holding not less than one-tenth of the paid-up share capital of our issued voting shares have the right, by written requisition to us, to require a general meeting of the shareholders to be called by the board of directors. If this right is exercised, the board of directors is required to call a general meeting within 21 days of the receipt of such requisition.

The Cayman Islands Companies Law does not specify a minimum attendance threshold for general meetings of shareholders to be quorate. Our Amended and Restated Memorandum and Articles of Association provide that a quorum for a general meeting is twenty five percent (25%) of shareholders present in person, by proxy or (in the case of a shareholder that is a non-natural person) by a duly authorized representative and entitled to vote on the business to be transacted, unless the Company has only one shareholder in which case that shareholder alone constitutes a quorum.

	Delaware	Cayman Islands Companies Law / our Amended and Restated Memorandum and Articles
Matters to be decided by supermajority shareholder resolution	Under the DGCL, certain fundamental changes such as amendments to the certificate of incorporation, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, are generally required to be approved by the holders of a majority of the outstanding stock entitled to vote on the matter, unless the certificate of incorporation requires a higher percentage.

Under the Cayman Islands Companies Law and our Amended and Restated Memorandum and Articles of Association, certain matters are required to be approved by a “special resolution,” which is a supermajority resolution passed by either (a) not less than a two-thirds majority of votes cast (in person or by proxy) at a quorate general meeting of shareholders or (b) by unanimous written resolution.

Under the Cayman Islands Companies Law, the principal matters relevant to us that require a special resolution are as follows: (a) amendments to the memorandum and articles of association; (b) change our name; (c) appointment of inspectors for the purpose of examining our affairs; (d) placing us into voluntary or court-supervised liquidation; (e) authorizing our statutory merger with one or more other companies in accordance with the Cayman Islands Companies Law; and (f) approving a reduction of share capital.

Appointment and removal of directors

Under Delaware law, unless otherwise specified in the certificate of incorporation or bylaws of the corporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

In addition, the office of a director shall be vacated automatically if, among other things, he or she (1) becomes prohibited by law from being a director, (2) becomes bankrupt or makes any arrangement or composition with his or her creditors, (3) dies or is in the opinion of all his or her co-directors, incapable by reason of mental disorder of discharging his or her duties as director (4) resigns his or her office by notice to us or (5) has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that his or her office be vacated.

The Cayman Islands Companies Law does not provide shareholders with any statutory rights to appoint or remove directors. Any such rights will be as prescribed in the articles of association of a Cayman Islands company.

The provisions regarding the appointment and removal of our directors by shareholders (and the maximum and minimum number of directors) are as described above. See “Management—Appointment and Removal of Directors” in our 2021 Annual Report.

	Delaware	Cayman Islands Companies Law / our Amended and Restated Memorandum and Articles
Director’s duties

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of the corporation’s employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

Subject to the limitations described below, a certificate of incorporation may provide for the elimination or limitation of the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director. Such provision cannot limit liability for breach of loyalty, bad faith, intentional misconduct, unlawful payment of dividends or unlawful share purchase or redemption. In addition, the certificate of incorporation cannot limit liability for any act or omission occurring prior to the date when such provision becomes effective.

A corporation has the power to indemnify any director, officer, employee, or agent of the corporation who was, is, or is threatened to be made a party who acted in good faith and in a manner he believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his conduct would be unlawful, against amounts actually and reasonably incurred.

As a matter of Cayman Islands law, the duties of a director primarily derive from common law, the Cayman Islands Companies Law, and the articles of association of a company.

Under common law principles that will be applied by the Cayman Islands courts, directors have fiduciary duties, including: (a) the duty to act honestly and in good faith in what he or she considers are the best interests of the company (generally meaning the interests of the shareholders as a whole); (b) the duty of loyalty and to avoid actual or potential conflicts of interest arising between his or her duties to the company and his or her personal interest (subject to the caveat that the articles of association may authorize conflicts that have been disclosed to the other directors); (c) a duty to exercise his or her powers as a director under the Cayman Islands Companies Law and the articles of association of the company only for the purposes for which they are conferred and not for a collateral or improper purpose; and (d) a duty not to fetter his or her exercise of future discretion as a director.

Directors also have a common law duty to act with care, diligence and skill in the performance of his or her role. The duties of care, diligence and skill of a director of a Cayman Islands company are generally determined by both reference to the knowledge and experience actually possessed by the director and by reference to the skill, care and diligence as would be displayed by a reasonable director in those circumstances.

The Cayman Islands Companies Law contains certain statutory duties, including: (a) the duty not to pay or make any distribution to shareholders out of capital or share premium unless a company is able to pay its debts as they fall due following such payment; and (b) the duty to maintain certain statutory registers (register of members, register of directors, register of mortgages and charges) and proper books and records. A director must also act in accordance with any specific duties set forth in the articles of association from time to time.

A director who fails to perform their Cayman Islands common law duties may be personally liable for financial compensation to the aggrieved party, the restoration of the company’s property, or for the payment to the company of any profits made in breach of the director’s duty.

	Delaware	Cayman Islands Companies Law / our Amended and Restated Memorandum and Articles
In addition, a director who fails to perform their duties under the Cayman Islands Companies Law may be personally liable to a statutory fine and/or imprisonment of varying severity depending on the nature of the duty breached. This liability is in addition to any liability the company itself may be subject to. A Cayman Islands company may, however, include a provision in its articles of association (and may in addition enter into a separate contractual arrangement with a director) indemnifying a director against all losses and costs suffered by such director as a consequence of performance of his or her role as such, and exculpating a director from any liability to the company itself, including in circumstances where such director is in breach of his or her duties (provided that there has been no willful neglect, wilful default, fraud, dishonesty or criminal act on the part of the director). A Cayman Islands company may also purchase insurance for directors and certain other officers against liability incurred as a result of any negligence, default, breach of duty or breach of trust in relation to the company.

Conflicts of interest	Under Delaware law, a transaction in which a director who has an interest is not void or voidable solely because such interested director is present at or participates in the meeting that authorizes the transaction if: (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the shareholders, or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.	As a matter of Cayman Islands law, a director is under a general fiduciary duty to avoid conflicts of interest. However, the articles of association of a Cayman Islands company may provide that directors may continue to participate and vote in respect of matters on which they are conflicted provided that the nature and extent of such conflict has been disclosed to the other directors. Under our Amended and Restated Memorandum and Articles of Association, a director must disclose the nature and extent of his or her interest in any contract or arrangement, and following such disclosure the interested director may vote in respect of any transaction or arrangement in which he or she is interested. The interested director shall be counted in the quorum at such meeting and the resolution may be passed by a majority of the directors present at the meeting.

	Delaware	Cayman Islands Companies Law / our Amended and Restated Memorandum and Articles
Business combinations	Under Delaware law, with certain exceptions, a merger, consolidation, exchange or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction. Delaware law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90% of each class of capital stock without a vote by shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

The Cayman Islands Companies Law makes specific provision for the acquisition of a Cayman Islands company by way of a court-approved scheme of arrangement, by way of mandatory squeeze-out following a tender offer, and by way of merger.

A court-approved scheme of arrangement under the Cayman Islands Companies Law requires the approval of a majority in number of the registered holders of each participating class or series of shares voting on the scheme of arrangement, representing 75% or more in value of the shares of each participating classes or series voted on such proposal at the relevant meeting (excluding any shares held by the acquiring party on the basis that they will be considered a separate “class”). If a scheme of arrangement receives the requisite shareholder approval and is subsequently sanctioned by the Cayman Islands courts, all holders of all classes or series of shares to which the series relates will be bound by the terms of the scheme of arrangement.

The Cayman Islands Companies Law also provides that, where an offer is made to acquire all of a class of shares and the holders of 90% or more in value of the shares of such class (excluding shares already held by the offeror) have accepted such offer within four months of it being made, the offeror may require the remaining shareholders in that class to transfer their shares on the same terms as set out in the offer by serving notice at any time within two months of the expiry of the four month period (subject to a right of such remaining shareholders to obtain relief from the Cayman Islands courts, as described below in “Appraisal rights”). If the offeror acquires more than 90% of the shares of a class following such an offer but does not exercise its compulsory acquisition right, the remaining shareholders have no right to require the offeror to acquire their shares on the terms of the offer following closure of the offer.

The Cayman Islands Companies Law also provides that business combinations can be effected by way of a merger of a Cayman Islands company with one or more other companies (wherever incorporated, provided that such merger is not prohibited by the laws of the jurisdiction of incorporation of any such other company) with the approval of the shareholders by special resolution. In addition, the consent of each holder of a fixed or floating security of a constituent company in any such merger must be obtained, unless the Cayman Islands courts waive such requirement. Shareholders who register their dissent to the merger in accordance with the provisions of the Cayman Islands Companies Law have the right to receive the “fair value” of their shares in cash, subject to certain exceptions, as further described below in “Appraisal rights”).

Under Cayman Islands law, directors may dispose of all or substantially all of the assets of a Cayman Islands company without the approval of the shareholders, unless the articles of association specifically provide that shareholder consent or approval is required. Our Amended and Restated Memorandum and Articles of Association do not impose shareholder approval rights for disposals of assets by us.

	Delaware	Cayman Islands Companies Law / our Amended and Restated Memorandum and Articles
Appraisal rights

Under the DGCL, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

For example, a stockholder is entitled to appraisal rights in the case of a merger or consolidation if the shareholder is required to accept in exchange for the shares anything other than: (i) shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof; (ii) shares of any other corporation, or depository receipts in respect thereof, that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders; (iii) cash instead of fractional shares of the corporation or fractional depository receipts of the corporation; or (iv) any combination of the shares of stock, depository receipts and cash instead of the fractional shares or fractional depository receipts.

The Cayman Islands Companies Law does not specifically provide for any appraisal rights.

However, in connection with the compulsory transfer of shares where a person has acquired at least 90% of the shares of the same class pursuant to an offer for all of the shares of that class and proceeds to serve notice of compulsory for acquisition of the remainder (as described above in “Business combinations”), any shareholder to whom such compulsory acquisition applies may apply to the Cayman Islands court within one month of receiving notice of the compulsory transfer to object to the transfer. In these circumstances, the burden is on the objecting shareholder to show that the court should exercise its discretion to prevent the compulsory transfer. The Cayman Islands courts are unlikely to grant any relief in the absence of bad faith, fraud, unequal treatment of shareholders or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

In addition, in connection with a merger or a consolidation, dissenting shareholders have the right to object to the terms of merger or consolidation approved by special resolution and instead be paid the fair value of their shares in cash (which, if not agreed between the parties, will be determined by the Cayman Islands court).These rights of a dissenting shareholder are not available in certain circumstances, for example, (i) to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or (ii) where the consideration for such shares to be contributed are shares of the surviving or consolidated company (or depositary receipts in respect thereof) or shares of any other company (or depositary receipts in respect thereof) which are listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than 2,000 holders.

	Delaware	Cayman Islands Companies Law / our Amended and Restated Memorandum and Articles
Regulation of takeovers, substantial acquisition rules

Under the DGCL, certain fundamental changes such as amendments to the certificate of incorporation, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, are generally required to be approved by the holders of a majority of the outstanding stock entitled to vote on the matter, unless the certificate of incorporation requires a higher percentage.

However, under the DGCL, mergers in which less than 20% of a corporation’s stock outstanding immediately prior to the effective date of the merger is issued generally do not require stockholder approval. In certain situations, the approval of a business combination may require approval by a certain number of the holders of a class or series of shares. In addition, Section 251(h) of the DGCL provides that stockholders of a constituent corporation need not vote to approve a merger if: (i) the merger agreement permits or requires the merger to be effected under Section 251(h) and provides that the merger shall be effected as soon as practicable following the tender offer or exchange offer, (ii) a corporation consummates a tender or exchange offer for any and all of the outstanding stock of such constituent corporation that would otherwise be entitled to vote to approve the merger, (iii) following the consummation of the offer, the stock accepted for purchase or exchanges plus the stock owned by the consummating corporation equals at least the percentage of stock that would be required to adopt the agreement of merger under the DGCL, (iv) the corporation consummating the offer merges with or into such constituent corporation and (v) each outstanding share of each class or series of stock of the constituent corporation that was the subject of and not irrevocably accepted for purchase or exchange in the offer is to be converted in the merger into, or the right to receive, the same consideration to be paid for the shares of such class or series of stock of the constituent corporation irrevocably purchased or exchanged in such offer.

Except for specific rules that apply only to companies listed on the Cayman Islands Stock Exchange or companies that are regulated by the Cayman Islands Monetary Authority (which are not applicable to us), there are no rules or restrictions under the Cayman Islands’ Code on Takeovers and Mergers and Rules Governing Substantial Acquisitions of Shares governing the acquisition of all or a specified percentage of direct or indirect voting rights in a Cayman Islands company, or the conduct of the directors of a Cayman Islands company following an actual or potential takeover or merger offer, nor are there any statutory restrictions in respect of defensive mechanisms which the board of directors could employ in respect of actual or potential takeover or merger offers.

Our Amended and Restated Memorandum and Articles of Association provide for a split of the board of directors into three classes with staggered three-year terms. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that each year the term of office of only one class of directors will expire.

	Delaware	Cayman Islands Companies Law / our Amended and Restated Memorandum and Articles
Related party transactions	The DGCL provides that; unless the corporation has specifically elected not to be governed by this statute, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that this person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which the shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Islands Companies Law does not contain provisions specifically regulating the entry into contracts with related parties such as significant shareholders, directors, or their respective affiliates and other connected parties.

However, in the event that any payment obligation, transfer of property or grant of charge thereon is made to a related party that is also a creditor at a time when a company is insolvent, the Cayman Islands Companies Law provides that such transfer is deemed to be a preference and therefore is invalid if it occurred within six months immediately preceding the commencement of a liquidation.

Minority protection and derivative actions	Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Under common law principles, shareholders in a Cayman Islands company are entitled to have the affairs of a company conducted in accordance with such company’s constitution and applicable law. As such, shareholders may bring personal or representative actions against a company in respect of breaches of their (and other similarly affected shareholders’) rights as shareholders under the constitution of the company and applicable law (for example, in the event that they are prevented from exercising voting rights, or from requisitioning a meeting).

As a general rule, a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles, namely the rule in Foss v. Harbottle and the exceptions thereto, so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions which: (a) is ultra vires the company or illegal; (b) constitutes a fraud on the minority where the wrongdoers control the company; (c) constitutes an infringement of individual rights of shareholders (such as a right to attend and vote at a meeting); and/or (d) has not been properly approved in accordance with any applicable special or extraordinary majority of the shareholders.

	Delaware	Cayman Islands Companies Law / our Amended and Restated Memorandum and Articles
The Cayman Islands Companies Law also gives power to the Cayman Islands courts to wind up a company if the courts are of the opinion that it would be just and equitable to do so (and if the courts consider it just and equitable to wind up the company, they may instead make other orders with respect to the company as an alternative to a winding up order). The basis on which the courts may make exercise such powers on application by shareholders in a Cayman Islands company have been held to include the following: (a) the substratum of the company has disappeared; (b) there has been some fraud on the minority or illegality; and (c) there has been mismanagement or misapplication of the company’s funds.

Access to books and records	Under Delaware law, shareholders of a Delaware corporation have the right during normal business hours to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation, and provided that such inspection is for a proper purpose which is reasonably related to such shareholder’s interest as a shareholder.

Shareholders have no general right under the Cayman Islands Companies Law to inspect or obtain copies of the share register or the business or corporate records of a company, save that the Cayman Islands Companies Law requires that the register of mortgages and charges must be open to inspection by any shareholder or creditor of a company at all reasonable times.

As of October 1, 2019, under the Cayman Islands Companies Law, a list of names of the current directors and alternate directors of a company will also be available for inspection by the Registrar of Companies in the Cayman Islands to any person upon payment of a fee and subject to any conditions as the Registrar of Companies may impose.

Voluntary winding up and dissolution	Under the DGCL, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. If the dissolution is initiated by the board of directors it may be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under the Cayman Islands Companies Law, a voluntary liquidation may be commenced by the shareholders of a company if a special resolution is passed to that effect. The directors are then required to swear a declaration of the company’s solvency within 28 days of the voluntary liquidation resolution being passed. If the directors are unable to do so, the voluntary liquidator appointed by the voluntary liquidation resolution will apply to the Cayman Islands courts for a supervision order and the liquidation will proceed under the supervision of the Cayman Islands courts.

In addition, any shareholder who has held shares for at least six months (or any lesser period if the shares are held following transmission on death of a former shareholder) is entitled to petition the Cayman Islands courts to make a winding up order. A Cayman Islands court may make a winding up order if it is of the opinion that it is just and equitable that the company should be wound up. However, where a shareholder has contractually agreed not to present a petition for winding up against a company, the Cayman Islands Companies Law provides that the Cayman Islands courts shall dismiss any petition for winding up by that shareholder.

In respect of an insolvent liquidation, the Cayman Islands Companies Law provides that, upon a petition to the Cayman Islands courts made by the company itself or by any creditor (including a contingent or prospective creditor) or contributory, a company may be wound up if it can be shown to the satisfaction of the Cayman Islands courts that the company is unable to pay its debts. Where the Cayman Islands courts make an order for winding up, an official liquidator will be appointed by the court, and the directors of the company shall cease to have any power or authority.

Provisional liquidators may also be appointed in certain circumstances in advance of the Cayman Islands courts making a winding up order, including on petition by a company where it is (or is likely to become) unable to pay its debts and intends to present a compromise or arrangement to its creditors in order to restructure the company’s affairs. Where the Cayman Islands courts order the appointment of a provisional liquidator following an application by a company to permit such a restructuring, the powers of the provisional liquidator so appointed may be limited by the courts and the existing directors may be allowed to remain in control of the company, subject to the supervision of the court.

Where the Cayman Islands courts have made a winding up order or an order to appoint provisional liquidators, no suit, action or other proceedings shall be continued or commenced against the company except with leave of the courts (although secured creditors retain their rights enforce their security without leave of the courts). In addition, any disposition of a company’s property following the commencement of winding up is, unless the Cayman Islands courts order otherwise and subject to the rights of enforcement by secured creditors, void.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	$1,300.93	*
Printer fees and expenses	$10,000
Legal fees and expenses	$75,000
Accounting fees and expenses	$10,000
Miscellaneous	$23,699.07
Total	$120,000

*	The SEC registration fee was previously paid in connection with the offering. No additional SEC registration fee is due.

LEGAL MATTERS

Certain legal matters concerning this prospectus will be passed upon for us by Sullivan & Worcester LLP, New York, New York. The validity of the Ordinary Shares and other certain legal matters as to Cayman Islands law will be passed upon for us by Carey Olsen Singapore LLP.

EXPERTS

The consolidated financial statements as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of Ziv Haft, a member firm of BDO, an independent regis-tered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

We are registered under the laws of the Cayman Islands as an exempted company with limited liability. We are registered in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws as compared to the United States and provide protections for investors to a significantly lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States. Carey Olsen, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would, (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Our Cayman Islands counsel has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands’ company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands.

Our Cayman Islands counsel has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

We are incorporated under the laws of Cayman Islands. Service of process upon us and upon our directors and officers and the Israeli experts named in the registration statement of which this prospectus forms a part, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

Israel

It may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

●	the judgment is final and is not subject to any right of appeal;

●	the prevailing law of the foreign state in which the judgment was rendered allows for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the liabilities under the judgment are enforceable according to the laws of the State of Israel and the judgment and the enforcement of the civil liabilities set forth in the judgment is not contrary to the law or public policy in Israel nor likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgments in the same matter between the same parties;

●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli CPI plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this registration of the Ordinary Shares to be sold by the selling shareholder. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. registrants whose securities are registered under the Exchange Act. However, we are required to file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information.

We maintain a corporate website at https://gmedinnovations.com/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	our Annual Report on Form 20-F for the year ended December 31, 2021, filed on April 29, 2022 (File No. 001-39674);

●	the description of our Ordinary Shares contained in our Form 8-A filed on June 24, 2021 (File No. 001-39674); and

●	our Reports of Foreign Private Issuer on Form 6-K filed on March 1, 2022, May 18, 2022, and May 20, 2022; June 1, 2022; June 17, 2022; June 17, 2022; July 7, 2022; and July 13, 2022.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at: G Medical Innovations Ltd., 5 Oppenheimer St., Rehovot 7670105, Israel, Tel: +972-(544) 33-8822.

Up to 1,146,789 Ordinary Shares

G Medical Innovations Holdings Ltd.

PROSPECTUS

                , 2022

Until and including,       , 2022 (25 days after the date of this prospectus), all dealers that buy, sell, or trade the Ordinary Shares, may be required to deliver a prospectus. This delivery requirement is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

Our Amended and Restated Memorandum and Articles of Association provide that, to the maximum extent permitted by law, every current and former director and officer (excluding an auditor) is entitled to be indemnified out of our assets against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, which such indemnified person may incur in that capacity unless such liability arose as a result of the actual fraud or wilful default.

A Cayman Islands company may also purchase insurance for directors and certain other officers against liability incurred as a result of any negligence, default, breach of duty or breach of trust in relation to the company. We expect to maintain director’s and officer’s liability insurance covering our (and G Medical China’s) directors and officers with respect to general civil liability, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), which he or she may incur in his or her capacity as such. We have entered into indemnification agreements with each of our directors and officers and our corporate secretary. Each such indemnification agreement provides the office holder with indemnification permitted under applicable law and up to a certain amount, and to the extent that these liabilities are not covered by directors and officers insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all securities by the Company since July 2019, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

On October 29, 2020, our shareholders approved, at an extraordinary general shareholders meeting, a 1-for-18 consolidation of our Ordinary Shares pursuant to which holders of our Ordinary Shares received one Ordinary Share for every 18 Ordinary Shares held.

In addition, on March 25, 2021, our shareholders approved, at an extraordinary general shareholders meeting, a one-for-five consolidation of our Ordinary Shares pursuant to which holders of our Ordinary Shares received one Ordinary Share for every five Ordinary Shares held. Unless the context expressly dictates otherwise, all references to share and per share amounts referred to herein reflect the October 2020 Reverse Stock Split and the March 2021 Reverse Stock Split.

In addition, between July 2019 and April 2020 we issued to the holders of the Convertible Securities warrants to purchase an aggregate of 20,186 Ordinary Shares with an exercise price of A$35.19 (approximately $23.85), which expire on October 31, 2023, following some of the Convertible Securities holders election to defer their amortization payments until the maturity date of the Convertible Securities.

In July 2019, we issued 22,104 upon the conversion of certain Convertible Securities.

In August 2019, we issued 37,721 upon the conversion of certain Convertible Securities.

In November 2019, as part of the Capital Commitment Agreement (the “Capital Commitment Agreement”), with GEM Global Yield Fund LLC SCS and GEM Yield Bahamas Ltd (together GEM), and GEM Yield Bahamas Ltd., we issued GEM warrants to purchase 138,889 Ordinary Share at an exercise price of A$23.85 (approximately $14.4) per share, which expire in November 2024.

In February 2020, we issued: (i) 29,555 Ordinary Shares to GEM, at a price per share of A$ 9.9 (approximately $6.84), as part of the Capital Commitment Agreement with GEM; (ii) 24,420 Ordinary Shares upon the conversion of certain Convertible Securities; and (iii) 37,777 Ordinary Shares to Acuity, at a price per share of A$9 (approximately $6.3), pursuant to the Controlled Placement Agreement.

In March 2020, we issued: (i) 1,037,103 Ordinary Shares to Dr. Geva, pursuant to shareholder approval, as consideration for the conversion of $5 million owed to Dr. Geva pursuant to the 2018 Credit Line; (ii) 57,348 Ordinary Shares to GEM, at a price per share of A$7.65 (approximately $5.04) and an additional 43,819 Ordinary Shares, at a price per share of A$4.32 (approximately $2.7), pursuant to the Capital Commitment Agreement. In addition, we issued GEM 20,638 Ordinary Shares, in consideration for their services; and (iii) warrants to GEM purchase 138,889 Ordinary Share at an exercise price of A$23.85 (approximately $14.4) per share, which expire in November 2024.

In April 2020, we issued 103,544 Ordinary Shares upon the conversion of certain Convertible Securities.

In April 2020, we increased the standby equity to A$15,000,000 (approximately $9,300,000) and issued to Acuity additional 111,111 Ordinary Shares to be held in collateral for no consideration, we issued 151,111 Ordinary Shares to Acuity, at a price per share of A$9.72 (approximately $6.3) and in June 2020 we issued 36,666 Ordinary Shares to Acuity, at a price per share of A$6.84 (approximately $4.68) and the shares held in collateral for no consideration decreased by 36,666. On August 13, 2020, we issued to Acuity an additional 181,111 Ordinary Shares to be held in collateral for no consideration. On October 29, 2020, our shareholders approved the termination of the Controlled Placement Agreement with Acuity and cancellation of 444,444 Ordinary Shares previously issued to Acuity.

In May 2020, we issued: (i) 79,365 Ordinary Shares upon the conversion of certain Convertible Securities; (ii) 44,444 Ordinary Shares to GEM, at a price per share of A$7.92 (approximately $5.13), pursuant to the Capital Commitment Agreement. In addition, we issued GEM 7,017 Ordinary Shares, in consideration for their services; and (iii) 950,313 Ordinary Shares pursuant to a private placement, managed by us, at a price of A$6.3 (approximately $4.05) per share. We paid $286,919 in broker fees.

In July 2020, we issued: (i) 62,777 options issued as issuance expense with an exercise price of A$22.5 (approximately $15.39). The options will expire in 18 months from the date of issue on January 23, 2022; (ii) 5,555 Ordinary Shares issued upon the conversion of Class D performance rights; (iii) 522,894 Ordinary Shares issued to Dr. Yacov Geva as consideration for the conversion of $1.95 million owed to Dr. Geva pursuant to the 2016 Credit Line and 2018 Credit Line; and (iv) 722,222 Class A, B, C and D performance rights to employees and directors, of which 289,999 performance rights were forfeited.

In August 2020, we issued 1,111,111 Ordinary Shares pursuant to a private placement in consideration of an aggregate of approximately $3.4 million in net proceeds to the Company.

In September 2020, we issued an aggregate of 24,756 Ordinary Shares to certain convertible note holders as convertible note payment.

In October 2020, we issued: (i) 200,000 Ordinary Shares and five-year warrants to purchase a total of 146,874 Ordinary Shares with an average exercise price of $4.12 issued to Boustead Capital Markets (UK) LLP and to Fosun Hani Securities Limited for prior services rendered; and (ii) 22,222 Class D performance rights to Benny Tal, our Vice President of Research and Development.

On October 22, 2020, our board of directors approved the issuance of 1,055,555 Ordinary Shares to Yacov Geva in consideration of his service to the Company and subject to the consummation of our initial public offering that closed in June 2021.

In December 2020 and February 2021, we obtained a convertible loan in an aggregate amount of $500,000, against issuance of convertible debentures and warrants to purchase 113,808 Ordinary Shares. The debentures had a six-month term from issuance, bared interest at 10% per annum and were convertible into our Ordinary Shares at conversion price equal to 80% of the public offering price per share in our initial public offering. The warrants have an exercise price per share equal to the per share price of our Ordinary Shares in our next equity financing of at least $5,000,000, including without limitation, an initial public offering, subject to standard adjustments. The foregoing debentures and accrued interest have been repaid in full.

On April 7, 2021, we obtained a convertible loan in an aggregate amount of $600,000, against issuance of convertible debentures and warrants to purchase 136,571 Ordinary Shares (the “Debenture”). The debentures have a six-month term from issuance, bear interest at 10% per annum and are convertible into our Ordinary Shares at conversion price equal to 80% of the public offering price per share in our initial public offering. The warrants have an exercise price per share equal to the per share price of our Ordinary Shares in our next equity financing of at least $10,000,000, including without limitation, an initial public offering, subject to standard adjustments. On June 1, 2022 we amended the Debenture. The amended terms of the Debenture extend the original six (6) months maturity term from issuance by a one (1) year, to October 7, 2022, from and after such date the interest rate will increase to 16% per annum until paid in full. Furthermore, the Company must notify the debenture holder in writing at least twenty (20) days before any payment of principle or accrued but unpaid interest. All other material terms of the Debenture remained unchanged. To date, we have not repaid the foregoing debentures, and we are discussing with the debenture holder the terms of repayment, and/or conversion.

On June 1, 2022, we amended the Debenture. The terms of the amended Debenture extend the original six months maturity term from issuance by one year to October 7, 2022, with a final maturity date of April 7, 2023. Furthermore, the Company must notify in writing at least twenty days in advance of a payment of any principle or accrued but unpaid interest under the Debenture. All other material terms of the Debenture remained unchanged.

In June 2021, we issued 305,267 Ordinary Shares upon the automatic conversion of $1.2 million of outstanding debt associated with our November 2017 CardioStaff acquisition, calculated based upon 80% of the public offering price of our initial public offering.

In June 2021, we issued warrants to purchase 60,000 Ordinary Shares to Boustead Securities, LLC pursuant to their engagement as a financial advisor and termination of their engagement as our underwriter for our initial public offering. The warrants have a term of five years and are exercisable at a price equal to $6.25 per share (125% of the per share price of Ordinary Shares sold in our initial public offering).

In December 2021, we issued 114,286 Ordinary Shares and warrants to purchase 458,716 Ordinary Shares to Heartbud pursuant to a collaboration agreement.

In December 2021, we issued warrants to purchase 1,100,000 Ordinary Shares to a service provider with an exercise prices ranging from $3.50 to $5.00. The warrants shall become vested and exercisable commencing one year after the grant date, and shall be exercisable over 5-year term, commencing on the grant date

In December 2021, we issued a convertible note to Lind Global Fund II, LP, in the principal amount of $5,800,000. The note has a two-year maturity and a conversion price of $3.50 per share. In February and in April 2022, we repaid the convertible note in full. Further, the Lind Purchase Agreement provides that Lind will also receive warrants to purchase up to 1,146,789 Ordinary Shares of the Company.

In January 2022, our board approved the grant of an aggregate of 4,650,000 performance rights to certain of our officers and directors as incentive securities. The performance rights convert into Ordinary Shares on a 1:1 basis, upon the occurrence of certain vesting milestones.

In January 2022, we issued warrants to purchase 150,000 Ordinary Shares to service providers with an exercise price of $3.50.

On February 2, 2022, we issued to Armistice Capital Master Fund Ltd. an aggregate of 1,600,000 Ordinary Shares, the January 2022 Pre-Funded Warrants, which were exercised in March 2022, and warrants to purchase 2,400,000 Ordinary Shares. The Armistice Ordinary Warrants have an exercise price of $1.50 per share and have a term of five years. The January 2022 Pre-Funded Warrants and the associated Armistice Ordinary Warrant were sold at a price of $1.50 each, including the Pre-Funded Warrant exercise price of $0.0001 per Ordinary Share, if applicable. The Pre-Funded Warrants will be exercisable at any time upon payment of the exercise price. In connection with the foregoing we issued to A.G.P./Alliance Global Partners warrants to purchase 120,000 Ordinary Share. The January Placement Agent Warrants will be exercisable six months after their issuance, will be exercisable for five years from their initial exercisability and will have an exercise price of $1.50 per share.

On February 2, 2022, we issued to Lind Global 20,000 Ordinary Shares and warrants to purchase up to an aggregate of 20,000 Ordinary Shares at a purchase price of $1.50 per Ordinary Share and associated warrant. The warrants have an exercise price of $1.50 per share and have a term of five years.

In April 2022, our board of directors approved the issuance of 2,000,000 Ordinary Shares and warrants to purchase 2,000,000 Ordinary Shares, with an exercise price of $1.24 per Ordinary Share, to Dr. Yacov Geva in consideration of his undertaking to finance the Company’s operations for a period of 12 months subject to certain conditions. In addition, we issued: (i) 50,000 Ordinary Shares to a service provider, and (ii) warrants issued to A.G.P./Alliance Global Partners to purchase 250,000 Ordinary Shares, with an exercise price of $1.50 per Ordinary Share. As a result of the Armistice Purchase Agreement, on April 20, 2022, Lind Global Fund II LP an investment fund managed by The Lind Partners, a New York based institutional fund manager, or Lind Global, exercised its right of participation, and we entered into a definitive securities purchase agreement, with Lind Global for the issuance, in a private placement, of an aggregate of 333,334 Ordinary Shares and ordinary warrants, or, together with the Armistice Ordinary Warrants, the Ordinary Warrants, to purchase up to an aggregate of 416,668 Ordinary Shares, at a purchase price of $1.50 per Ordinary Share and associated warrants, for gross proceeds of approximately $500,000.

On April 18, 2022, the Company entered into a definitive securities purchase agreement with an institutional investor for the issuance, in a private placement, of an aggregate of 5,000,000 Ordinary Shares and Ordinary Warrants to purchase up to an aggregate of 6,250,000 Ordinary Shares, at a purchase price of $1.50 per Ordinary Share and associated warrant. The Ordinary Warrants have an exercise price of $1.50 per share and are immediately exercisable upon issuance with a term of five (5) years. The April 2022 Pre-Funded Warrants and the associated Ordinary Warrant were sold at a price of $1.50 each, including the April 2022 Pre-Funded Warrant exercise price of $0.0001 per Ordinary Share. The April 2022 Pre-Funded Warrants are exercisable at any time after the date of issuance upon payment of the exercise price. The April 2022 Pre-Funded Warrants were exercised to Ordinary Shares on June 17, 2022.

In June 2022, our board of directors approved the issuance of warrants to purchase 50,000 Ordinary Shares to its consultants.

Since July 2019, we issued to our directors, officers, employees and consultants 345,264 Ordinary Shares in consideration of services rendered.

Since July 2019, we granted to our directors, officers, employees and service providers options to purchase an aggregate of 4,750,000 Ordinary Shares under our Global Equity Plan, with an exercise price ranging from $0.65 to $3.27 per share. As of July 13, 2022, no options granted to directors, officers and employees since July 2019 were exercised, and no options forfeited.

Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit Number	Exhibit Description
2.1	Membership Interest Purchase Agreement dated October 31, 2018, by and among G Medical Innovations USA, Inc., Telerhythmics, LLC, Digirad Imaging Solutions and Digirad Corporation (filed as Exhibit 2.1 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
3.1	Amended and Restated Memorandum and Articles of Association of G Medical Innovations Holdings Ltd. (filed as Exhibit 3.1 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
5.1**	Opinion of Carey Olsen Singapore LLP, counsel to G Medical Innovations Holdings Ltd.
10.1	Form of Indemnification Agreement (filed as Exhibit 10.1 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.2	G Medical Innovations Holdings Global Equity Plan (filed as Exhibit 10.2 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.2.1	G Medical Innovations Holdings Ltd. – Israel Sub-Plan (filed as Exhibit 10.2.1 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.2.2	G Medical Innovations Holdings Ltd. – U.S. Sub-Plan (filed as Exhibit 10.2.2 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.3	Form of Performance Rights Agreement (filed as Exhibit 10.3 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.4	Software Licensing Agreement, dated August 4, 2016, by and between the Company and Mennen Medical Ltd. (Exhibit A of this Exhibit 10.14 includes an unofficial English Translation of the Hebrew original) (filed as Exhibit 10.4 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.5	Collateral Agency Agreement, dated October 29, 2018, by and between the Company and MEF I, L.P. (filed as Exhibit 10.5 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.6	General Security Agreement, dated October 29, 2018, by and between the Company and MEF I, L.P. (filed as Exhibit 10.6 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.7	Convertible Securities Agreement, dated October 29, 2018, by and between the Company and MEF I, L.P. (filed as Exhibit 10.7 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.8	Amendment to Convertible Securities Agreement, dated March 26, 2019, by and between the Company and MEF I, L.P. (filed as Exhibit 10.8 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.9	Amendment to Convertible Securities Agreement, dated August 15, 2019, by and between the Company and MEF I, L.P. (filed as Exhibit 10.9 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.10	Amendment to Convertible Securities Agreement, dated November 26, 2019, by and between the Company and MEF I, L.P. (filed as Exhibit 10.10 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.11	Capital Commitment Agreement, dated November 29, 2019 by and between the Company, GEM Global Yield Fund LLC SCS and GEM Yield Bahamas Ltd. (filed as Exhibit 10.11 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.12	Credit Line Agreement, dated December 6, 2015, by and between the Company and Dr. Yacov Geva (filed as Exhibit 10.12 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.13	Loan Agreement, dated December 19, 2016, by and between the Company and Dr. Yacov Geva (filed as Exhibit 10.13 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.14	Amendment to Loan Agreement, dated February 26, 2017, by and between the Company and Dr. Yacov Geva (filed as Exhibit 10.14 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).

Exhibit Number	Exhibit Description
10.15	Loan Agreement, dated October 1, 2018, by and between the Company and Dr. Yacov Geva (filed as Exhibit 10.15 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.16	Deed of Termination, Settlement and Release, dated February 2020, by and between the Company, MEF I, L.P. and Dr. Yacov Geva (filed as Exhibit 10.16 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.17	Second Deed of Variation, dated April 2020, by and between the Company, MEF I, L.P. and Dr. Yacov Geva (filed as Exhibit 10.17 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.18	Summary Translation of Loan Agreement, dated February 25, 2019, between Bank Mizrahi and the Company (filed as Exhibit 10.18 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.19	Provider Participation Agreement, dated May 2019, by and between the Company and Prime Health Services, Inc. (filed as Exhibit 10.19 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.20	Summary Translation of Lease Agreement, dated February 2019, by and between the Company and Ad Marom Assets and Initiation Ltd. (filed as Exhibit 10.20 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.21	Distribution Agreement, dated April 21, 2020, by and between the Company and Home Service Solutions Pty Ltd. (filed as Exhibit 10.21 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.22	Addendum to Distribution Agreement, dated April 21, 2020, by and between the Company and Home Service Solutions Pty Ltd. (filed as Exhibit 10.22 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.23^	Media and Marketing Services Agreement, dated September 30, 2020, by and between the Company and GRS, LLC (filed as Exhibit 10.23 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.24	Provider Participation Agreement, dated April 2019, by and between the Company and Ancillary Care Services, Inc. (filed as Exhibit 10.24 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.25	Distribution Agreement, dated April 20, 2020, by and between the Company and LiveCare Corp. (filed as Exhibit 10.25 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).

Exhibit Number	Exhibit Description
10.26	Distribution Agreement, dated April 2020, by and between the Company and All County Health Care Inc. (filed as Exhibit 10.26 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.27	Securities Purchase Agreement dated December 21, 2020, between the Company and Alpha Capital Anstalt (filed as Exhibit 10.27 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.28	Convertible Debenture dated December 21, 2020 issued by the Company to Alpha Capital Anstalt under the Securities Purchase Agreement dated December 21, 2020 (filed as Exhibit 10.28 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.29	Form of Warrant issued by the Company to Alpha Capital Anstalt under the Securities Purchase Agreement dated as of December 21, 2020 (filed as Exhibit 10.29 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.30	Securities Purchase Agreement dated February 17, 2021, between the Company and Alpha Capital Anstalt (filed as Exhibit 10.30 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.31	Convertible Debenture dated February 21, 2021, issued by the Company to Alpha Capital Anstalt under the Securities Purchase Agreement dated February 17, 2021 (filed as Exhibit 10.31 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.32	Form of Warrant issued by the Company to Alpha Capital Anstalt under the Securities Purchase Agreement dated as of February 17, 2021 (filed as Exhibit 10.32 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.33	Controlled Placement Deed, dated September 5, 2018, by and between the Company and Acuity Capital Investment Management Pty Ltd. (filed as Exhibit 10.33 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.34	Controlled Placement Deed Side Letter, dated September 5, 2018, by and between the Company and Acuity Capital Investment Management Pty Ltd. (filed as Exhibit 10.34 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.35	Joint Venture Agreement, dated May 22, 2017, by and between the Company and Guangzhou Sino-Israel Biotech Investment Fund (LLP) (filed as Exhibit 10.35 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.36	Securities Purchase Agreement dated April 7, 2021, between the Company and Jonathan B. Rubini (filed as Exhibit 10.36 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.37	Amended And Restated Convertible Debenture dated June 1, 2022, originally issued by the Company to Jonathan B. Rubini on April 7, 2021 (filed as Exhibit 10.1 to Form F-3 (Registration No. 333-266090), and incorporated herein by reference).
10.38	Form of Warrant issued by the Company to Jonathan B. Rubini under the Securities Purchase Agreement dated as of April 7, 2021 (filed as Exhibit 10.38 to Form F-1 (Registration No. 333-253852), and incorporated herein by reference).
10.39	Joint Development, Licensing and Distribution Agreement between the Company and Heartbuds AK, LLC., dated November 30, 2021.
10.40	Securities Purchase Agreement dated December 15, 2021, between the Company and Lind Global Fund II, LP (filed as Exhibit 10.1 to Form 6-K (File No. 001-39674) submitted on December 16, 2021, and incorporated herein by reference).

Exhibit Number	Exhibit Description
10.41	Form of Lind Senior Convertible Promissory Note under the Securities Purchase Agreement dated December 15, 2021 (filed as Exhibit 10.2 to Form 6-K (File No. 001-39674) submitted on December 16, 2021, and incorporated herein by reference).
10.42	Form of Lind Warrant under the Securities Purchase Agreement dated as of December 15, 2021 (filed as Exhibit 4.1 to Form 6-K (File No. 001-39674) submitted on December 16, 2021, and incorporated herein by reference).
10.43	Securities Purchase Agreement dated January 30, 2022 (filed as Exhibit 99.2 to Form 6-K (File No. 001-39674) submitted on February 1, 2022, and incorporated herein by reference).
10.44	Registration Rights Agreement (filed as Exhibit 99.3 to Form 6-K (File No. 001-39674) submitted on February 1, 2022, and incorporated herein by reference).
10.45	Placement Agency Agreement (filed as Exhibit 99.4 to Form 6-K (File No. 001-39674) submitted on February 1, 2022, and incorporated herein by reference).
10.46	Form of Pre-Funded Warrant (filed as Exhibit 99.5 to Form 6-K (File No. 001-39674) submitted on February 1, 2022, and incorporated herein by reference).
10.47	Form of Ordinary Share Purchase Warrant (filed as Exhibit 99.6 to Form 6-K (File No. 001-39674) submitted on February 1, 2022, and incorporated herein by reference).
10.48	Form of Placement Agent Warrant (filed as Exhibit 99.7 to Form 6-K (File No. 001-39674) submitted on February 1, 2022, and incorporated herein by reference).
10.49	Securities Purchase Agreement (filed as Exhibit 99.1 to Form 6-K (File No. 001-39674) submitted on February 3, 2022, and incorporated herein by reference).
10.50	Form of Ordinary Share Purchase Warrant (filed as Exhibit 99.2 to Form 6-K (File No. 001-39674) submitted on February 3, 2022, and incorporated herein by reference).
10.51	Amended and Restated Registration Rights Agreement (filed as Exhibit 99.3 to Form 6-K (File No. 001-39674) submitted on February 3, 2022, and incorporated herein by reference).
21.1	List of Subsidiaries (filed as exhibit 21.1 to Form F-1 (Registration No. 333-262422), and incorporated herein by reference).
23.1*	Consent of Ziv Haft, a member firm of BDO.
23.2**	Consent of Carey Olsen LLP Singapore (included in Exhibit 5.1).
24.1**	Power of Attorney (included on the signature page of the Registration Statement).

^	Portions of this exhibit (indicated by asterisks) have been omitted under rules of the U.S. Securities and Exchange Commission permitting the confidential treatment of select information.
**	Previously filed.
*	Filed herewith.

Financial Statement Schedules:

All financial statement schedules have been omitted because either they are not required, are not applicable or the information required therein is otherwise set forth in the Company’s financial statements and related notes thereto.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Rehovot, Israel, on July 13, 2022.

G MEDICAL INNOVATIONS HOLDINGS LTD.

By:	/s/ Yacov Geva
Dr. Yacov Geva
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yacov Geva	President and Chief Executive Officer, Director	July 13, 2022
Dr. Yacov Geva	(Principal Executive Officer)

/s/ Kobi Ben-Efraim	Chief Financial Officer	July 13, 2022
Kobi Ben-Efraim	(Principal Financial and Accounting Officer)

*	Director, Chairman of the Board of Directors	July 13, 2022
Dr. Kenneth R. Melani

*	Director	July 13, 2022
Dr. Yeshoshua Jacob Gleitman

*	Director	July 13, 2022
Dr. Brendan de Kauwe

*	Director	July 13, 2022
Prof. Zeev Rotstein

*	Director	July 13, 2022
Urs Wettstein

*	Director	July 13, 2022
Chanan Epstein

*By:	/s/ Yacov Geva
Yacov Geva
Attorney-in-fact

/s/ Kobi Ben-Efraim
Kobi Ben-Efraim
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act, as amended, the undersigned duly authorized representative in the United States of G Medical Innovations Holdings Ltd., has signed this registration statement on July 13, 2022.

G Medical Innovations USA Inc.

/s/ Yacov Geva
By:	Dr. Yacov Geva
Its:	Director